Exhibit 99.1

FOR IMMEDIATE RELEASE

Frontier Communications Receives Court Approval of All “First Day” Motions
to Support Business Operations

Continuing to Provide Uninterrupted Service to Customers across the U.S.

NORWALK, Conn., April 16, 2020 – Frontier Communications Corporation (NASDAQ: FTR) (“Frontier” or the “Company”) today announced that it has received approvals on an interim basis from the U.S. Bankruptcy Court for the Southern District of New York for the “First Day” motions related to the Company’s voluntary Chapter 11 petitions filed on April 14, 2020.

Among other things, the Court has authorized the Company to continue paying employee wages and providing healthcare and other benefits, as well as continue certain customer programs. As previously announced, the Company has obtained commitments for $460 million in debtor-in-possession (“DIP”) financing. Subject to Court approval, the Company’s liquidity will total over $1.1 billion comprising the DIP financing and the Company’s more than $700 million cash on hand.

Robert Schriesheim, Chairman of the Finance Committee of the Board of Directors, said, “We are pleased to have received approval of our First Day motions, which will allow the business to continue operating, providing important services to our customers without interruption and maintaining our long-standing relationships with our vendors and business partners. Our comprehensive restructuring plan will result in a recapitalized balance sheet with a $10 billion reduction in our debt on an expedited basis, which will substantially enhance our financial flexibility and facilitate our ability to reposition Frontier and accelerate our broad-based strategic transformation. We appreciate the prompt action by the Court in approving our First Day motions.”

As previously announced, Frontier entered into a Restructuring Support Agreement (“RSA”) with bondholders representing more than 75% of Frontier’s approximately $11 billion in outstanding unsecured bonds (the “Bondholders”). The RSA contemplates agreed-upon terms for a pre-arranged financial restructuring plan (the “Plan”) that leaves unimpaired all general unsecured creditors and holders of secured and subsidiary debt. Under the RSA, the Bondholders have, subject to certain terms and conditions, agreed to support implementation of a Plan that is expected to reduce the Company’s debt by more than $10 billion and provide significant financial flexibility to support continued investment in its long-term growth.

Additional Information

Additional information regarding Frontiers’ financial restructuring is available at www.frontierrestructuring.com. Court filings and information about the claims process are available at https://cases.primeclerk.com/ftr, by calling the Company’s claims agent, Prime Clerk, toll-free at (877)-433-8020 or sending an email to ftrinfo@primeclerk.com.

Kirkland & Ellis LLP is serving as legal advisor, Evercore is serving as financial advisor and FTI Consulting, Inc. is serving as restructuring advisor to the Company.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) offers a variety of services to residential and business customers over its fiber-optic and copper networks in 29 states, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions.

Forward-Looking Statements

This press release contains “forward-looking statements” related to future events. Forward-looking statements contain words such as “expect,” “anticipate,” “could,” “should,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates and may include, for example, statements regarding the Chapter 11 cases, the DIP financing, the  Company’s ability to complete the financial restructuring and its ability to continue operating in the ordinary course while the Chapter 11 cases are pending. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including risks and uncertainties regarding the Company’s ability to successfully complete a reorganization process under Chapter 11, including: consummation of the financial restructuring; potential adverse effects of the Chapter 11 cases on the Company’s liquidity and results of operations; the Company’s ability to obtain timely approval by the bankruptcy court with respect to the motions filed in the Chapter 11 cases; objections to the Company’s financial restructuring, DIP financing, or other pleadings filed that could protract the Chapter 11 cases; employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties; the Company’s ability to comply with the restrictions imposed by the terms and conditions of the DIP financing and other financing arrangements; the Company’s ability to maintain relationships with suppliers, customers, employees and other third parties and regulatory authorities as a result of the Chapter 11 filing; the effects of the Chapter 11 cases on the Company and on the interests of various constituents, including holders of the Company’s common stock; the bankruptcy court’s rulings in the Chapter 11 cases, the terms and conditions of the financial restructuring and the DIP financing, and the outcome of the Chapter 11 cases generally; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the Chapter 11 cases; risks associated with third party motions in the Chapter 11 cases, which may interfere with the Company’s ability to consummate the financial restructuring or an alternative restructuring; increased administrative and legal costs related to the Chapter 11 process; potential delays in the Chapter 11 process due to the effects of the COVID-19 virus; and other litigation and inherent risks involved in a bankruptcy process. Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports the Company files with the U.S. Securities and Exchange Commission, including those in the Company’s most recent Annual Report on Form 10-K and any updates thereto in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. Frontier has no obligation to update or revise these forward-looking statements and does not undertake to do so.

Contacts

Investors:		Media:
Sheldon Bruha Executive Vice President and Chief Financial Officer SB7874@ftr.com	Luke Szymczak 203-614-5044 Vice President, Investor Relations luke.szymczak@ftr.com	Javier Mendoza 562-305-2345 Vice President, Corporate Communications and External Affairs javier.mendoza@ftr.com	Meaghan Repko / Jed Repko Joele Frank Wilkinson Brimmer Katcher 212-355-4449